Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell
Vice Chairman, President and
Chief Financial Officer
(650) 234-6000

ROBERT HALF INTERNATIONAL INC. REPORTS RECORD REVENUES AND EARNINGS FOR THE SECOND QUARTER OF 2005

MENLO PARK, California, July 21, 2005 – Robert Half International Inc. (NYSE symbol: RHI) today reported record revenues and earnings for the second quarter ended June 30, 2005.

For the quarter ended June 30, 2005, net income was $57.2 million or $.33 per share, on revenues of $816.7 million. Net income for the prior year’s second quarter was $32.4 million or $.18 per share, on revenues of $641.2 million.

For the six months ended June 30, 2005, net income was $108.8 million or $.62 per share, on revenues of $1.6 billion. For the six months ended June 30, 2004, net income was $47.9 million or $.27 per share, on revenues of $1.2 billion.

“We were pleased with our record financial results for the second quarter of 2005,” said Harold M. Messmer, Jr., chairman and CEO of Robert Half International Inc. “Revenues rose 27 percent and income per share increased 81 percent compared with the second quarter of 2004.”

“All of our lines of business experienced strong, double-digit growth on a year-over-year basis,” Messmer said. “Our Accountemps, OfficeTeam and Robert Half Technology divisions performed particularly well. In addition, we saw continued high demand within our permanent placement division, Robert Half Finance & Accounting.”

Messmer continued, “Protiviti also had a solid quarter. Revenues were up 52 percent compared with the same period last year due to demand for Protiviti’s full suite of internal audit and business and technology risk consulting services.”

Robert Half International management will conduct a conference call today at 5 p.m. EDT to discuss the quarterly financial results. The dial-in number is 877-707-9628 (+1-785-832-1523 outside the United States) and the passcode is “Robert Half International.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on July 28, 2005. The dial-in number for the replay is 888-214-7993 (+1-402-220-4931 outside the United States). The conference call will also be archived in audio format on the company’s website at www.rhi.com.

Founded in 1948, Robert Half International Inc. (RHI) is the world’s first and largest specialized staffing firm. RHI is a recognized leader in professional staffing and consulting services and is the parent company of Protiviti® (www.protiviti.com), a leading independent internal audit and risk consulting firm.

The company’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel;

Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for advertising, marketing and web design professionals. RHI serves its clients and candidates through more than 330 offices worldwide and through online job search services at its divisional websites, all of which can be accessed at www.rhi.com.

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; and litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company’s SEC filings.

Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this press release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Net service revenues	$816,711	$641,230	$1,586,659	$1,213,512
Direct costs of services	480,430	386,598	936,544	742,853

Gross margin	336,281	254,632	650,115	470,659

Selling, general and administrative expenses	244,071	198,977	474,386	390,108
Amortization of intangible assets	74	738	148	827
Interest income	(2,147)	(744)	(3,979)	(1,378)

Income before income taxes	94,283	55,661	179,560	81,102
Provision for income taxes	37,054	23,220	70,738	33,245

Net income	$57,229	$32,441	$108,822	$47,857

Diluted net income per share	$.33	$.18	$.62	$.27

Shares:
Basic	167,285	169,785	168,585	169,548
Diluted	172,387	176,889	174,304	175,965

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
REVENUES:
Accountemps	$304,560	$243,027	$589,532	$471,176
OfficeTeam	169,181	145,626	325,122	277,129
Robert Half Technology	73,481	65,447	140,497	124,761
Robert Half Management Resources	102,283	79,372	207,326	150,120
Robert Half Finance & Accounting	55,298	34,309	101,527	63,167
Protiviti	111,908	73,449	222,655	127,159

Total	$816,711	$641,230	$1,586,659	$1,213,512

GROSS MARGIN:
Temporary and consultant staffing	$235,329	$192,154	$457,783	$363,318
Permanent placement staffing	55,298	34,309	101,527	63,167
Risk consulting and internal audit services	45,654	28,169	90,805	44,174

Total	$336,281	$254,632	$650,115	$470,659

OPERATING INCOME:
Temporary and consultant staffing	$58,020	$37,230	$110,127	$56,229
Permanent placement staffing	13,218	5,583	22,750	8,256
Risk consulting and internal audit services	20,972	12,842	42,852	16,066

Total	$92,210	$55,655	$175,729	$80,551

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$74	$738	$148	$827
Depreciation expense	$11,832	$11,529	$23,538	$24,642
Capital expenditures	$8,822	$4,599	$21,473	$13,200
Open market repurchases of common stock (shares)	3,393	0	4,948	919

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	June 30,
	2005	2004
	(Unaudited)
SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$441,057	$329,060
Marketable securities	$—	$90,447
Accounts receivable, less allowances	$417,248	$321,724
Total assets	$1,231,444	$1,098,677
Current liabilities	$347,319	$251,962
Notes payable and other indebtedness, less current portion	$2,753	$2,305
Total stockholders’ equity	$877,548	$835,640